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                                                                    Exhibit 99.1


                            THE KROLL-O'GARA COMPANY

MANAGEMENT'S DISCUSSIONS AND ANALYSES OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Two Management's Discussions and Analyses are set forth in this section. The first, beginning on this page, is based upon Kroll-O'Gara's historical Consolidated Financial Statements and Notes. This information has not been restated or adjusted to give effect to transactions which occurred after it was prepared. The second is based upon Kroll-O'Gara's Supplemental Consolidated Financial Statements. During 1998, Kroll-O'Gara acquired several companies in transactions which were accounted for as poolings of interests. The Supplemental Consolidated Financial Statements restate Kroll-O'Gara's historical Consolidated Financial Statements to present financial information as if these acquired companies had been a part of Kroll-O'Gara for the periods covered.

GENERAL

     Kroll-O'Gara is a leading global provider of a broad range of specialized products and services that are designed to provide solutions to a variety of security needs. Historically, Kroll-O'Gara reported its revenue through three groups. The Security Products and Services Group markets ballistic and blast protected vehicles to businesses, individuals, and governments. It also offers security services such as training, risk and crisis management services, and site security systems. The Investigations and Intelligence Group offers business intelligence and investigation services to clients worldwide. The Voice and Data Communications Group offers secure satellite communication equipment and satellite navigation systems. With the acquisition of Securify Inc., Kroll-O'Gara established a new Information Security Group.

     On May 5, 1998, Kroll-O'Gara completed a public offering of 3,200,000 shares of its common stock at $20.50 per share, resulting in net proceeds to Kroll-O'Gara of $60.4 million. A portion of the net proceeds was used to pay off $14.8 million of the indebtedness of Kroll-O'Gara, with the balance available for potential acquisitions, working capital and other general corporate purposes. In addition to the shares sold by Kroll-O'Gara, certain shareholders sold 1,860,000 shares of Kroll-O'Gara common stock in conjunction with the offering. The offering followed Kroll-O'Gara's initial public offering, which was completed on November 15, 1996 and resulted in the issuance of 2,048,000 shares of Common Stock.

     Merger with Kroll Holdings. The merger with Kroll Holdings, Inc. ("KHI") was completed on December 1, 1997. In the KHI merger, 6,098,561 shares of Common Stock were issued and an aggregate of $14.5 million in outstanding indebtedness of KHI was repaid. Approximately 550,000 additional shares of Kroll-O'Gara common stock were reserved for issuance upon the exercise of options held by KHI employees, which were assumed by Kroll-O'Gara. Revenues of KHI comprise all of those reported by the Investigations and Intelligence Group as well as certain revenues in the other two Groups.

     Acquisitions -- 1997. On February 5, 1997, Kroll-O'Gara completed the acquisition of all of the shares of Next Destination, Ltd of Salisbury, the United Kingdom, a distributor of high technology products for the global positioning satellite and satellite communication markets. The purchase price consisted of 170,234 shares of Kroll-O'Gara common stock (valued at approximately $1.9 million or $10.88 per share) and $1.6 million in seller-provided financing, in the form of secured, three-year 6% notes. Next Destination, which had been selling the portable satellite terminal offered by Kroll-O'Gara, reports revenue through the Voice and Data Communications Group. For accounting purposes, the acquisition was effective February 1, 1997, and the results of operations of Next Destination are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     On February 12, 1997, Kroll-O'Gara completed the acquisition of all of the shares of Labbe, S.A. a leading armorer of commercial and private vehicles headquartered in Lamballe, France. The purchase price consisted of $10.7 million in cash and 376,597 shares of Kroll-O'Gara common stock (valued at approximately $3.5 million or $9.29 per share). The acquisition of Labbe increased substantially the level of commercial revenue generated by the Security Products and Services Group and enhanced Kroll-O'Gara's competitive position due to an expanded product line, which includes cash-in-transit vehicles, and penetration into new markets, such as Europe
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and Africa. For accounting purposes, the acquisition was effective January 1,
1997, and the results of operations of Labbe are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     On March 24, 1997, Kroll-O'Gara completed the acquisition of all the shares of International Training, Inc., a provider of advanced security training headquartered near Washington, D.C. The purchase price consisted of $0.5 million in cash, 68,086 shares of Kroll-O'Gara common stock (valued at approximately $0.8 million or $11.89 per share) and $1.2 million in seller-provided financing in the form of unsecured, two-year 10% notes. ITI, which reports revenue through the Security Products and Services Group, added a number of new services, such as evasive and defensive driver training, terrorist surveillance training, force protection consulting and advanced weapons training, not previously available from Kroll-O'Gara. For accounting purposes, the acquisition was effective March 1, 1997, and the results of operations of ITI are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     Effective December 2, 1997, Kroll-O'Gara acquired all of the shares of ZAO IMEA, as well as certain work in process of, and an agreement not to compete in Russia by, Acorn Communications Group, Inc. IMEA and Acorn had substantially common ownership prior to the acquisition. The purchase price of $3.0 million consisted of $0.6 million in cash and 138,889 shares of Kroll-O'Gara common stock (valued at approximately $2.4 million or $18.00 per share). IMEA is engaged in the business of selling cash-in-transit vehicles and other commercial bank equipment, such as safes, money counters and counterfeit detectors, throughout Russia; it reports revenue through the Security Products and Services Group. For accounting purposes, the acquisition was effective December 1, 1997, and the results of operations of IMEA are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     Acquisitions -- 1998. On March 16, 1998, Kroll-O'Gara acquired all of the shares of Corplex, Inc., a provider of investigative and executive protection services based in New York, New York. The purchase price consisted of 29,207 shares of Kroll-O'Gara common stock (valued at approximately $0.5 million or $17.98 per share). Corplex, which reports revenue through the Investigations and Intelligence Group, allows Kroll-O'Gara to streamline its use of subcontract investigators in the New York metropolitan area and to offer certain new products, such as executive protection and electronic countermeasure expertise, that are natural extensions of existing service areas. For accounting purposes, the acquisition was effective March 1, 1998, and the results of operations of Corplex are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     On June 15, 1998, Kroll-O'Gara acquired all of the capital stock of Lindquist Avey MacDonald Baskerville, Inc., a provider of forensic and investigative accounting services headquartered in Toronto, Canada. The purchase price consisted of $4.7 million in cash and 278,340 shares of Kroll-O'Gara common stock (valued at approximately $6.0 million or $21.52 per share). The acquisition of Lindquist Avey expands Kroll-O'Gara's forensic and investigative accounting service product line and establishes Kroll-O'Gara in a new geographic market. For accounting purposes, the acquisition was effective June 1, 1998, and the results of operations of Lindquist Avey are included in the consolidated results of operations of Kroll-O'Gara from that date forward. Lindquist Avey reports revenue through the Investigations and Intelligence Group.

     On September 1, 1998, Kroll-O'Gara acquired all of the capital stock of Kizorek, Inc. of Naperville, Illinois, now renamed InPhoto Surveillance, Inc. The purchase price consisted of $0.8 million in cash and 352,381 shares of Kroll-O'Gara common stock (valued at approximately $8.2 million or $23.35 per share). InPhoto is a leading claims investigation agency which primarily provides video surveillance services to insurance companies, corporations and government agencies in connection with investigating exaggerated disability claims and other fraud. It reports revenue through the Investigations and Intelligence Group. For accounting purposes, the acquisition was effective July 1, 1998, and the results of operations of InPhoto are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     On September 22, 1998, O'Gara-Hess & Eisenhardt de Colombia, a wholly owned subsidiary of Kroll-O'Gara, acquired all of the assets of Protec S.A. of Bogota, Colombia. Protec was engaged in the business of armoring cars in Colombia, South America, and also operated a facility for the manufacture of bullet-and smash-resistant glass for its own use and for sale to third parties. The purchase price consisted of $3.2 million in cash and 38,788 shares of Kroll-O'Gara common stock (valued at approximately $0.9 million or $22.95 per share).
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OHE de Colombia will report revenue through the Security Products and Services
Group. For accounting purposes, the acquisition was effective September 30, 1998, and the results of operations of OHE de Colombia will be included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     On November 18, 1998, Kroll-O'Gara entered into a definitive agreement to acquire all of the capital stock of Holder Associates, S.A. of Buenos Aires, Argentina, for a purchase price of $6.0 million, payable $4.5 million in cash and $1.5 million in Kroll-O'Gara common stock. Holder Associates provides investigative, security consulting and litigation support services, as well as special escort and general protective services, primarily in Argentina. The transaction has been completed, pending receipt of approval from the Argentine Federal Police and the City of Buenos Aires, and was deemed effective October 1, 1998. Holder Associates reports revenue through Kroll-O'Gara's Investigations and Intelligence Group.

     On December 7, 1998, Kroll-O'Gara acquired all of the capital stock of Laboratory Specialists of America, Inc. Laboratory Specialists owns and operates an independent drug testing laboratory which is certified by the federal Substance Abuse and Mental Health Services Administration and provides pre- and post-employment drug testing services to corporate and institutional customers. Kroll-O'Gara issued approximately 1,209,000 shares of Kroll-O'Gara common stock (valued at approximately $35.7 million or $29.54 per share) in the transaction and assumed options and warrants to issue an additional 63,480 shares of Kroll-O'Gara common stock. The transaction has been accounted for as a pooling of interests. Laboratory Specialists reports revenue through the Investigations and Intelligence Group.

     Laboratory Specialists completed several acquisitions prior to its acquisition by Kroll-O'Gara. On January 2, 1996, Laboratory Specialists completed the acquisition of National Psychopharmacology Laboratory, Inc. for $3.4 million in common stock, cash, promissory notes and real estate. National Psychopharmacology was engaged in forensic drug testing and clinical testing and analysis. Laboratory Specialists consolidated and assimilated the forensic drug testing operations of National Psychopharmacology with its own during the first quarter of 1996. Laboratory Specialists discontinued the clinical testing and analysis operations of National Psychopharmacology during the fourth quarter of 1996 after several attempts to dispose of the clinical testing and analysis operations.

     On January 31, 1997, Laboratory Specialists paid approximately $2.4 million to Pathology Laboratories, Ltd. for its customer list and all related assets, and all assets owned by Pathology Laboratories in connection with its Greenville, South Carolina laboratory. The purchase price consisted of cash, debt and the assumption of certain obligations of Pathology Laboratories.

     In addition, in 1997 and 1998 Laboratory Specialists paid approximately $3.3 million to acquire customer lists and intangible assets from Harrison Laboratories, Inc., Accu-Path Medical Laboratory, Inc. and TOXWORX Laboratories, Inc. The purchase price for all customer lists and intangible assets were recorded as intangible assets by Laboratory Specialists and will be amortized over 15 years.

     On December 18, 1998, Kroll-O'Gara acquired Fact Finders Limited of Hong Kong and an affiliated company for a purchase price, payable in cash, of approximately $3.2 million, plus an earn-out over three years based upon attaining specified profits. Fact Finders' primary line of business is investigating intellectual property cases in Hong Kong and the Peoples Republic of China. Fact Finders will report revenue through the Investigations and Intelligence Group. For accounting purposes, the acquisition was effective November 1, 1998, and the results of operations of Fact Finders will be included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     On December 31, 1998, Kroll-O'Gara acquired all of the capital stock of Securify Inc. of Mountain View, California. Securify provides comprehensive security services in the areas of e-commerce and business and government applications. Kroll-O'Gara issued 1,430,936 shares of Kroll-O'Gara common stock (valued at approximately $52.7 million or $36.85 per share) in the transaction and assumed options to purchase an additional 179,877 shares of Kroll-O'Gara common stock. The transaction has been accounted for as a pooling of interests. Securify reports revenue through Kroll-O'Gara's new Information Security Group.

     Also on December 31, 1998, Kroll-O'Gara acquired all of the capital stock of Schiff & Associates, Inc. of Austin, Texas, in exchange for 169,521 shares of Kroll-O'Gara common stock (valued at approximately
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$6.2 million or $36.85 per share). This acquisition also has been accounted for as a pooling of interests. Schiff & Associates provides integrated security consulting and engineering solutions to corporations, governments, architects, owners and developers for projects in North America, Europe and Asia. It reports revenue through the Investigations and Intelligence Group.

     Acquisitions -- 1999. On March 1, 1999, Kroll-O'Gara acquired all of the capital stock of Financial Research, Inc. of Fort Washington, Pennsylvania, in exchange for 101,555 shares of Kroll-O'Gara common stock (valued at
approximately $  million or $     per share). The acquisition has been accounted
for as a pooling of interests. Financial Research provides business valuation and economic damage analysis services throughout the United States. It reports revenue through Kroll-O'Gara's Investigations and Intelligence Group.

     Revenue recognition. Kroll-O'Gara recognizes net sales from government and most commercial armoring contracts using the percentage-of-completion method calculated utilizing the cost-to-cost approach. Under this method, Kroll-O'Gara accrues estimated contract revenues based generally on the percentage that costs to date bear to total estimated costs and recognizes estimated contract losses in full when it becomes likely that a loss will occur. Accordingly, Kroll-O'Gara periodically reviews and revises contract revenues and total cost estimates as the work progresses and as change orders are approved. It reflects adjustments in contract revenues, based upon the percentage of completion, in the period when the estimates are revised. To the extent that these adjustments result in an increase, a reduction or an elimination of previously reported contract revenues, Kroll-O'Gara would recognize a credit or a charge against current earnings, which could be material. Contract costs include all direct material and labor costs, along with certain overhead costs allocated to contract production. Kroll-O'Gara records provisions for any estimated total contract losses on uncompleted contracts in the period in which it concludes that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. The revisions are recognized when determined.

     Kroll-O'Gara recognizes revenue from investigative and intelligence services as the services are performed. It records either billed or unbilled accounts receivable based on case-by-case invoicing determinations.

     Kroll-O'Gara recognizes information security service revenues, which consist of consulting fees on information security projects, ratably over the period of the agreement or according to the completed contract method of accounting for contract revenues, depending on the nature of the agreement.

     Kroll-O'Gara recognizes revenue related to telecommunications equipment and services as equipment is shipped or as services are provided. It records revenue and related direct costs of brokered satellite time when payments are received from customers.

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RESULTS OF OPERATIONS -- HISTORICAL

     The following discussion of results of operations and financial condition is based upon and should be read in conjunction with Kroll-O'Gara's historical Consolidated Financial Statements and Notes. As a result of acquisitions made by Kroll-O'Gara in 1996, 1997 and 1998, which were accounted for as purchases, financial results from period-to-period may lack comparability.

     The following table sets forth, for the periods indicated, the items noted as a percentage of net sales:

                                                                                 FOR THE NINE
                                                                                 MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                     -----------------------    --------------
                                                     1995     1996     1997     1997     1998
                                                     -----    -----    -----    -----    -----
Security products and services
  Military.........................................   17.4%    35.5%    23.0%    21.8%    24.7%
  Commercial.......................................   23.2     16.0     32.5     31.7     31.6
Intelligence and investigations....................   57.0     43.4     35.4     36.8     35.4
Voice and data communications......................    2.4      5.1      9.1      9.7      8.3
                                                     -----    -----    -----    -----    -----
     Total net sales...............................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales......................................   72.4     72.5     69.1     68.1     67.1
                                                     -----    -----    -----    -----    -----
     Gross profit..................................   27.6     27.5     30.9     31.9     32.9
Operating expenses
  Selling and marketing............................   11.0      6.4      7.5      7.1      6.8
  General and administrative and amortization......   22.0     15.6     14.8     14.7     13.8
  Merger related costs.............................     --       --      3.8       --       --
                                                     -----    -----    -----    -----    -----
Operating income (loss)............................   (5.4)     5.5      4.7     10.0     12.3
Other income (expense)
  Interest expense.................................   (3.3)    (2.0)    (2.5)    (2.5)    (1.9)
  Other, net.......................................   (0.4)     0.2     (0.2)    (0.0)     0.3
                                                     -----    -----    -----    -----    -----
Income (loss) before minority interest, provision
  (benefit) for income taxes, extraordinary item
  and cumulative effect of change in accounting
  principle........................................   (9.1)     3.7      2.0      7.6     10.7
Minority interest..................................     --       --      0.1      0.1       --
                                                     -----    -----    -----    -----    -----
Income (loss) before provision (benefit) for income
  taxes, extraordinary item and cumulative effect
  of change in accounting principle................   (9.1)     3.7      1.9      7.5     10.7
  Provision (benefit) for income taxes.............   (1.5)    (0.1)     1.2      3.0      4.3
                                                     -----    -----    -----    -----    -----
Income (loss) before extraordinary item and
  cumulative effect of change in accounting
  principle........................................   (7.6)     3.8      0.7      4.5      6.5
Extraordinary item, net............................     --       --     (0.1)    (0.1)      --
                                                     -----    -----    -----    -----    -----
Income (loss) before cumulative effect of change in
  accounting principle.............................   (7.6)     3.8      0.6      4.4      6.5
                                                     -----    -----    -----    -----    -----
Cumulative effect of change in accounting
  principle........................................     --       --     (0.2)      --       --
                                                     -----    -----    -----    -----    -----
Net income (loss)..................................   (7.6)%    3.8%     0.4%     4.4%     6.5%
                                                     =====    =====    =====    =====    =====

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

     NET SALES. Net sales for the nine months ended September 30 increased $42.6 million, or 31%, to $178.9 million in 1998 from $136.4 million in the same period in 1997.

     Security Products and Services Group. For the nine months ended September 30, net sales for the Security Products and Services Group increased $27.8 million, or 38%, from $73.0 million in 1997 to $100.8 million in 1998. The increase included net sales of commercial armoring products and services, which increased $13.5 million, or 31%, from $43.2 million for the nine months ended September 30, 1997 to $56.6 million in 1998. The increase in commercial net sales was primarily due to continued growth in Kroll-O'Gara's international armoring divisions. During 1996, 1997 and 1998, Kroll-O'Gara initiated start-up armoring operations in Mexico, Brazil

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and the Philippines, and acquired Labbe and IMEA and the assets of Protec.
Kroll-O'Gara will continue in its efforts to expand the operations of its existing foreign subsidiaries along with evaluating new acquisition opportunities and additional new markets.

     Increases in net sales for security services contributed to the increase in net sales for commercial products and services contained within the Security Products and Services Group. Net sales increased $1.0 million, or 18%, for the nine months ended September 30, 1998 in comparison with 1997.

     Also included in net sales for the Security Products and Services Group are sales of military products and services, which increased $14.4 million, or 48%, from $29.8 million for the nine months ended September 30, 1997 to $44.2 million in 1998. In April 1998, Kroll-O'Gara began work on a new contract with the U.S. Military to supply 738 armored HMMWVs to the U.S. Army and the U.S. Air Force (the "738 CONTRACT"). Production on Kroll-O'Gara's previous contract with the U.S. Military for 360 Up-Armored HMMWV's (the "360 CONTRACT") continued through July 1998. The combination of production on the two contracts was a factor in the increase in net sales. In future periods, HMMWV production will be based solely on the 738 Contract.

     Based on certain internal requirements, the U.S. Air Force has dictated an aggressive delivery schedule for the 738 Contract. This delivery schedule will require Kroll-O'Gara to maintain an increased level of production for the Up-Armored HMMWV in comparison with production levels in previous periods. This increase in production will result in an increase in net sales of military products over levels experienced in 1997 and the first quarter of 1998. Management expects to maintain the increased level of production throughout the balance of 1998, with decreases in production and net sales as the 738 Contract nears completion in 1999.

     Investigations and Intelligence Group. For the nine months ended September 30, net sales for the Investigations and Intelligence Group increased $13.1 million, or 26%, from $50.2 million in 1997 to $63.3 million in 1998. The increases in 1998 were primarily due to the inclusion of net sales from the acquisition of Lindquist Avey, InPhoto and Corplex. Excluding net sales reported by these acquired entities, net sales for the Investigations and Intelligence Group would have been $54.3 million for the nine months ended September 30, 1998, in comparison with $50.2 million for the nine months ended September 30, 1997, an increase of 8%.

     Voice and Data Communications Group. For the nine months ended September 30, net sales for the Voice and Data Communications Group increased $1.6 million, or 12%, from $13.2 million in 1997 to $14.8 million in 1998. Late in the second quarter of 1998 and throughout a majority of the third quarter, Kroll-O'Gara was approached by a third party interested in purchasing the Voice and Data Communications Group. The Group's management during this time period was focused on negotiations, due diligence requests, and related demands on their time. The diversion resulted in a decrease in net sales in the third quarter of 1998. Due to several factors, the potential buyer decided not to complete the transaction, and all discussions have been abandoned. Kroll-O'Gara does not expect to incur any material charges associated with these discussions. Management expects that the fourth quarter results from the Voice and Data Communications Group will return to the levels experienced in the first half of 1998.

     COST OF SALES. For the nine months ended September 30, cost of sales increased $27.2 million, or 29%, from $92.9 million in 1997 to $120.1 million in 1998. The increase in cost of sales was due to the increased level of business activity experienced in 1998. For the nine months ended September 30, gross profit as a percent of net sales was 32.9% and 31.9% for 1998 and 1997, respectively.

     Kroll-O'Gara has historically experienced its highest level of gross profit as a percent of net sales in the Investigations and Intelligence Group and its lowest level in the Voice and Data Communications Group. Gross profit as a percentage of net sales for the Investigations and Intelligence Group increased approximately 5% (from approximately 39% in 1997 to 44% in 1998) for the nine months ended September 30, 1998. This increase was primarily due to a more efficient use of subcontract services and certain high margin engagements booked in the third quarter which are historically infrequent in nature.

     Because these engagements are historically infrequent, management does not expect to maintain the level of gross profit as a percent of net sales reflected in the results of the Investigations and Intelligence Group. As always, the gross profit percent will vary on the mix of sales from the three groups. As revenue from the

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Investigations and Intelligence Group increases as a percent of total net sales, the gross profit percent should increase as well.

     OPERATING EXPENSES. For the nine months ended September 30, 1998, operating expenses increased $7.1 million, or 24%, to $36.9 million from $29.8 million for the same period in 1997. The increase was attributable primarily to an increase in the level of personnel and professional services required to administer the growth experienced by Kroll-O'Gara in 1997 and 1998.

     As a percent of net sales, operating expenses for the nine months ended September 30 decreased from 22% in 1997 to 21% in 1998. As a result of investments made by Kroll-O'Gara in facilities and personnel in previous periods, Kroll-O'Gara did not require an additional commitment of fixed cost to achieve growth in net sales in 1998. As sales increase further, Kroll-O'Gara will be required to commit additional amounts of fixed cost to secure increased incremental net sales.

     INTEREST EXPENSE. For the nine months ended September 30, interest expense decreased from $3.4 million in 1997 to $3.3 million in 1998, a decrease of 2%. With the completion of the May 1998 offering, a significant portion of Kroll-O'Gara's indebtedness was paid off (approximately $14.8 million). As a result, Kroll-O'Gara experienced lower interest expense in the third quarter of 1998 and expects interest expense to be lower in comparison with 1997 for the remainder of 1998.

     Additionally, the agreement governing Kroll-O'Gara's Senior Notes (see "Liquidity and Capital Resources") contained a provision for a reduction of the interest rate if certain criteria were met. Kroll-O'Gara complied with the specified criteria and the reduction of rates commenced in the second quarter of 1998. The reduction, which changed the interest rate from 9.56% to 8.56%, contributed to the decrease in interest expense in 1998.

     INTEREST INCOME. For the nine months ended September 30, interest income increased from $0.3 million in 1997 to $0.8 million in 1998, an increase of 193%. Net proceeds of the May 1998 offering that were not used to pay down debt were invested in short-term instruments with maturities of three months or less. The return on these investments was responsible for the increase in interest income in 1998. Management anticipates that it will continue to have funds available for investment in the foreseeable future. As a result, Kroll-O'Gara anticipates it will continue to experience higher levels of interest income in 1998 in comparison with 1997.

     PROVISION FOR INCOME TAXES. For the nine months ended September 30, the provision for taxes was $7.6 million and $4.0 million in 1998 and 1997, respectively. The effective tax rate for the first three quarters of 1998 and 1997 was 40%.

YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1997 COMPARED TO 1996

     NET SALES. Net sales increased $36.7 million, or 24%, from $153.7 million in 1996 to $190.4 million in 1997. The primary reasons for this increase were the acquisitions made in Kroll-O'Gara's Security Products and Services Group and Voice and Data Communications Group in 1997.

     Security Products and Services Group. Net sales for the Security Products and Services Group increased $26.4 million, or 33%, from $79.2 million in 1996 to $105.6 million in 1997.

     The Group's net sales for 1997 from commercial products and services were $61.8 million, an increase of $37.3 million, or 152%, over 1996. This increase was due to several factors, including primarily the incorporation of net sales from Labbe and ITI in the Group's results. Excluding acquisitions, net sales from commercial products and services increased $12.7 million, or 52%. Kroll-O'Gara experienced significant growth in its Brazilian and Mexican armoring subsidiaries, a trend management believes will continue for the foreseeable future. With the purchase of IMEA and the initiation of a start-up armoring operation in the Philippines, the Security Products and Services Group continued its expansion in existing and new markets. Kroll-O'Gara will continue to seek out new acquisition opportunities and additional new markets for its security products and services.

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

     In 1996, the U.S. Military requested accelerated production of Up-Armored HMMWVs. This resulted in net sales of $54.6 million in 1996. Military net sales returned to a non-accelerated level in 1997, resulting in net sales from military products decreasing by $10.9 million, or 20%, to $43.7 million in 1997. Management expects net sales from military products to remain at a level comparable to 1997 for the foreseeable future.

     Investigations and Intelligence Group. Net sales of the Investigations and Intelligence Group in 1997 were derived from the activities of KHI. Throughout 1997, KHI was actively involved in various strategic discussions that contemplated a sale of the company. Pending the outcome of such discussions, KHI delayed implementation of its internal growth plans. Furthermore, uncertainties regarding the outcome of the discussions resulted in the departure of certain KHI managers prior to the merger with The O'Gara Company. Finally, in connection with the KHI merger and in an effort to improve its cost structure, Kroll-O'Gara reduced personnel in certain markets. As a result of these factors, net sales for the Investigations and Intelligence Group increased only $0.7 million, or 1%, from $66.7 million in 1996 to $67.4 million in 1997. The change in 1997 was attributable primarily to an increase in net sales from business intelligence services, which includes due diligence work and services related to corporate mergers and acquisitions, offset by a decline in net sales from investigations.

     During the fourth quarter, the Investigations and Intelligence Group reactivated its growth plan to open offices in Boston, Mexico City and Dallas and to pursue related acquisitions. Kroll-O'Gara expects these initiatives will have a favorable impact on growth of net sales in 1998.

     Voice and Data Communications Group. During 1997, Kroll-O'Gara replaced its primary wholesale distributor, acquired Next Destination, a subdistributor, and reconfigured its distribution product mix to focus on the sale of satellite communications equipment in addition to satellite navigation equipment. As a result, Kroll-O'Gara experienced a growth rate in 1997 approximately five to six times higher than normal. Net sales for the Voice and Data Communications Group were $17.4 million in 1997, an increase of $9.7 million, or 124%, from $7.8 million in 1996. Kroll-O'Gara expects growth in this segment to return to a more normal rate in 1998.

     COST OF SALES AND GROSS PROFIT. Cost of sales for 1997 increased $20.2 million, or 18%, from $111.5 million in 1996 to $131.6 million in 1997. The increase in cost of sales was due to increases in Kroll-O'Gara's level of business activity as result of the acquisitions made in 1997.

     Security Products and Services Group. Gross profit as a percent of net sales for the Security Products and Services Group increased from 25.8% in 1996 to 28.4% in 1997. As revenues and costs are recognized using the percentage-of-completion method of accounting, actual cost and gross profit may be revised from previously estimated amounts.

     Historically Kroll-O'Gara has experienced a higher gross profit percent related to net sales of commercial armoring products in comparison with those of military armoring products. In the future, Kroll-O'Gara expects to increase its percentage of sales from commercial armoring products. However, because Kroll-O'Gara's gross profit percentage was affected favorably by adjustments resulting from performance on certain contracts in 1997, Kroll-O'Gara does not expect to maintain the 1997 gross profit percentage level in 1998.

     Investigations and Intelligence Group. Gross profit as a percent of net sales for the Investigations and Intelligence Group increased from 29.4% in 1996 to 38.0% in 1997. Gross profit percent in 1996 was unfavorably affected by a write-off of $5.0 million in uncollectible accounts receivable relating to services provided in earlier periods. Without the write-off, the gross profit percentages would have been comparable between periods.

     Voice and Data Communications Group. Prior to the acquisition of Next Destination, Kroll-O'Gara's Voice and Data Communications Group realized a higher gross profit percentage due to a higher mix of integrated products versus distributed products. As a distributor, Next Destination's gross profit percentages were relatively lower. Gross profit as a percent of net sales for the Voice and Data Communications Group decreased from 27.6% in 1996 to 17.9% in 1997. Management expects the level of gross profit percentage experienced in 1997 to be maintained in future periods.

     OPERATING EXPENSES. Excluding expenses of $7.2 million related to the KHI merger, operating expenses increased $8.9 million, or 26%, from $33.7 million in 1996 to $42.6 million in 1997. The $7.2 million in expenses related to the KHI merger consisted of approximately $4.6 million in professional fees and expenses and approximately $2.6 million relating to the integration of the operations of the two companies. Included in the integration expenses were bonuses paid to certain key employees as incentives to remain with Kroll-O'Gara and severance payments made to employees who left employment of Kroll-O'Gara in connection with the merger. Also included was a charge made as result of the acceleration of the vesting of certain shares of restricted KHI stock immediately prior to that merger. All of the costs related to the KHI merger were recognized in 1997 and will have no effect on the earnings of Kroll-O'Gara in future periods.

     The primary reason for the increase in operating expenses, exclusive of expenses related to the KHI merger, was the inclusion of operations from the acquisitions made in 1997. In addition, the increase in operating expenses reflects Kroll-O'Gara's efforts to expand into new markets, both in the Security Products and Services Group and the Investigations and Intelligence Group. Excluding expenses related to the KHI merger, operating expenses as a percent of net sales stayed constant at 22% in both 1996 and 1997.

     Prior to the KHI merger, KHI was involved in merger discussions with Choicepoint, Inc., a subsidiary of Equifax, Inc. Choicepoint and KHI did not reach a final agreement and, as a result, did not consummate the transaction. Certain professional fees, which totaled approximately $0.5 million, associated with the Choicepoint transaction are included in Kroll-O'Gara's operating expenses in 1997.

     INTEREST EXPENSE. Interest expense for 1997 increased $1.7 million, or 53%, to $4.8 million, compared to $3.1 million in 1996. The increase in 1997 was the result of increased borrowing to finance Kroll-O'Gara's 1997 acquisitions. Kroll-O'Gara retired a portion of its debt with proceeds of the May 1998 offering. As a result, interest expense is expected to be lower in 1998 than in 1997.

     OTHER, NET. Other income (expense), net decreased from $0.3 million of income in 1996 to $0.4 million in expense in 1997. The change was due primarily to an increase in foreign currency translation losses recognized in 1997.

     PROVISION (BENEFIT) FOR INCOME TAXES. The provision (benefit) for income taxes increased from a benefit of $(0.2) million in 1996 to a provision of $2.4 million in 1997. Kroll-O'Gara's O'Gara-Hess & Eisenhardt Armoring Company ("OHE") subsidiary did not book a tax provision for the first ten months of 1996 due to OHE's S Corporation status, which was terminated on October 28, 1996 in conjunction with a reorganization in advance of Kroll-O'Gara's initial public offering.

     Kroll-O'Gara incurred taxes at the effective rate of 65% in 1997 due to the non-deductibility of certain expenses related to the KHI merger in the period and the impact of foreign losses for which no benefit can be provided. Management believes that the rate is substantially higher than Kroll-O'Gara will experience in 1998 and for future periods.

     CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE. Kroll-O'Gara had previously capitalized costs related to the reengineering of certain information systems. The capitalized amount, approximately $0.6 million before tax, was expensed in 1997 in accordance with Emerging Issues Task Force Issue No. 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation." The amount expensed is shown net of applicable tax benefit of $0.2 million.

1996 COMPARED TO 1995

     NET SALES. Net sales increased $67.8 million, or 79%, from $85.8 million in 1995 to $153.7 million in 1996. The primary reasons for this change were the acceleration of the HMMWV contract and increases in the level of business activity in the Investigations and Intelligence Group and Voice and Data Communications Group discussed below.

     Security Products and Services Group. Net sales for the Security Products and Services Group increased $44.3 million, or 127%, from $34.9 million in 1995 to $79.2 million in 1996. 1996 net sales reflect the U.S. Government's request to accelerate the production of Up-Armored HMMWVs and HMMWV armor kits. In addition, the level of military net sales in 1995 was significantly impacted by an unanticipated six-month delay in the delivery of HMMWV chassis from a supplier, leading to production of substantially fewer Up-Armored HMMWVs.

     Commercial revenue for 1996 was $24.6 million, an increase of $4.6 million, or 23% over 1995. This increase was primarily due to the inclusion of net sales from start-up operations in Russia, Mexico and Brazil.

     Investigations and Intelligence Group. Net sales for the Investigations and Intelligence Group increased $17.8 million, or 36%, from $48.9 million in 1995 to $66.7 million in 1996. The increase in 1996 was attributable primarily to an increase in net sales from corporate investigation and business intelligence services, which increased $12.3 million and $4.0 million, respectively. These increases were the result of expansion into new geographic areas and an enhanced marketing program, including a Vendor Integrity Program, which accounted for approximately $1.0 million of the increase in net sales.

     Voice and Data Communications Group. Net sales for the Voice and Data Communications Group increased $5.7 million, or 280%, from $2.0 million in 1995 to $7.8 million in 1996. The increase in net sales was attributable primarily to the addition of the Compact-M portable satellite terminal, initially marketed by Kroll-O'Gara in 1996.

     COST OF SALES AND GROSS PROFIT. Cost of sales for 1996 increased $49.3 million, or 79%, from $62.1 million in 1995 to $111.5 million in 1996. The increase in cost of sales was due to increases in Kroll-O'Gara's level of business activity.

     Security Products and Services Group. Gross profit as a percent of net sales for the Security Products and Services Group increased from 23.3% in 1995 to 25.8% in 1996. This increase was due to revenue recognized on new military contracts, both U.S. and foreign, with a higher gross profit percent than previously experienced. Also contributing to the increase in gross profit as a percent of sales was the effect of the start-up operations in Brazil, Mexico and Russia, which experienced higher gross margins for their products than Kroll-O'Gara had experienced previously. These higher margins were the result of lower direct costs and less developed competition in the markets where these start-up operations exist.

     Investigations and Intelligence Group. Gross profit as a percent of net sales decreased from 31.1% in 1995 to 29.4% in 1996. Cost of sales in 1996 included a write-off of $5.0 million in uncollectible accounts receivable relating to services provided in earlier periods. Without the effect of the write-off, gross margin as a percent of net sales would have increased 5.8% over 1995 to 36.9%.

     Voice and Data Communications Group. Gross profit as a percent of net sales increased from 20.0% in 1995 to 27.6% in 1996. This increase was due primarily to new products marketed by Kroll-O'Gara in 1996, that were sold at a higher gross margin than Kroll-O'Gara had experienced with other products.

     OPERATING EXPENSES. Operating expenses in 1996 increased $5.3 million, or 19%, from $28.4 million in 1995 to $33.7 million in 1996. As a percent of net sales, operating expenses decreased from 33% in 1995 to 22% in 1996, as result of increases in net sales which did not require a commitment of additional marketing and administrative resources.

     Selling and marketing expenses increased approximately $0.3 million, or 3%, from $9.4 million in 1995 to $9.7 million in 1996. Certain costs, primarily personnel and advertising, increased $1.2 million due to Kroll-O'Gara's growth into its new Brazilian, Mexican and Russian markets. This increase was offset by a $0.9 million reduction primarily attributable to the use of lower cost information services for pre-marketing purposes in the Investigations and Intelligence Group.

     General and administrative expenses increased $5.0 million, or 27%, from $18.9 million in 1995 to $23.9 million in 1996. This increase was attributable primarily to the addition of professional employees and associated infrastructure to support Kroll-O'Gara's increased level of business activity. These increases included the addition of personnel and facilities to support expansion into new product lines, such as risk and crisis management services, and new geographic regions, such as Asia and Latin America.

     INTEREST EXPENSE. Interest expense increased $0.3 million, or 12%, from $2.8 million in 1995 to $3.1 million in 1996. The increase was due primarily to increased borrowings necessary to finance increased production levels and new operations in Kroll-O'Gara's Security Products and Services Group. This increase was offset partially by a reduction in interest expense paid on long-term debt outstanding to certain shareholders. The amount outstanding to those shareholders was reduced due to principal payments made in 1996.

     OTHER, NET. Other income (expense), net increased $0.7 million, from $(0.4) million in 1995 to $0.3 million in 1996. This increase was due primarily to a gain on the sale of marketable securities and a realized foreign currency transaction gain.

     PROVISION (BENEFIT) FOR INCOME TAXES. The provision (benefit) decreased from a benefit of $1.3 million in 1995 to a benefit of $0.2 million in 1996. The lower benefit for income taxes in 1996 in comparison with 1995 was related to KHI's losses before taxes, which were lower in 1996. OHE booked no provision for income taxes prior to the termination of its S Corporation status in October 1996.

LIQUIDITY AND CAPITAL RESOURCES -- HISTORICAL

     General. Kroll-O'Gara historically has met its operating cash needs by utilizing borrowings under its credit arrangements to supplement cash provided by operations, excluding non-cash charges such as depreciation and amortization.

     Public Offering. A portion of the net proceeds of the May 1998 offering (approximately $60.4 million) was used to pay off certain indebtedness of Kroll-O'Gara ($14.8 million). The remaining amounts were invested in short-term instruments and are being used as necessary for acquisitions, working capital and other general corporate purposes.

     Senior Notes. On May 30, 1997, Kroll-O'Gara issued and sold $35.0 million worth of Senior Notes, maturing on May 30, 2004, to certain institutional investors. The Senior Notes bear interest at 8.56% and impose covenant restrictions on Kroll-O'Gara's operations. These restrictions include limitations on dividends and priority debt, and constraints on specific investments, as well as requirements relating to Kroll-O'Gara's net worth, fixed charge coverage ratio and level of outstanding debt.

     Credit Facility. Kroll-O'Gara has a revolving credit facility with KeyBank National Association, which was entered into in May 1997 and amended in October 1998. This agreement provides for a revolving line of credit of $7.0 million and a letter of credit facility of approximately $7.7 million. The revolving credit facility bears interest which fluctuates between the prime rate less 1.75% and prime less 2.25%, or, at Kroll-O'Gara's option, between the LIBOR rate plus 0.75% and LIBOR plus 1.50%. The Credit Agreement imposes requirements on Kroll-O'Gara's reported fixed charge coverage ratio, net worth and debt capitalization, along with certain restrictions on investments, acquisitions, intangibles and capital expenditures.

     As of March 1, 1999, there were no borrowings under the revolving line of credit. The remaining proceeds from the May 1998 offering along with the unused capacity on the revolving line of credit will be sufficient to fund the working capital needs of Kroll-O'Gara for the foreseeable future.

     Kroll-O'Gara will continue to pursue its strategy of acquiring security related companies in an effort to consolidate its position in the risk mitigation industry. To that end, Kroll-O'Gara will continue to review additional sources of working capital as they become necessary.

     Cash flows from operating activities. Net cash used in operating activities was $11.7 million and $4.9 million for the nine months ended September 30, 1998 and 1997, respectively. Since the inception of Kroll-O'Gara's contract with the U.S. Government to armor the HMMWV through the second quarter of 1998, Kroll-O'Gara was designated a Small Business according to U.S. Government procurement regulations. Thereafter, Kroll-O'Gara's designation was changed to Large Business for government procurement purposes.

     The change in designation affects progress payments made by the government to Kroll-O'Gara over the course of a contract, and Kroll-O'Gara's cash flow, in two ways. First, the progress payments will be determined using a smaller percentage of total cost committed than they have in the past. Second, Kroll-O'Gara will only be reimbursed for vendor invoices paid instead of expenses incurred. Although these changes will not affect the total amount ultimately collected, they will defer certain amounts previously included as part of a progress payment until the vehicles are delivered.

     The majority of these adjustments to the way Kroll-O'Gara is reimbursed for its military business were applied to the HMMWV contracts on a cumulative basis in the second quarter of 1998. This resulted in a significant increase in the balance of Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts and its related effect on cash flows from operating activities. Kroll-O'Gara initiated discussions with the government in the third quarter of 1998 in an attempt to alleviate the significant negative cash flow position Kroll-O'Gara had been put in due to the change in designation. The result of these discussions was an agreement that the new payment guidelines would be applied to Kroll-O'Gara on a prospective basis (effective in the second quarter of 1998) only. As a result, Kroll-O'Gara received a payment for approximately $11.0 million in the third quarter and had approximately $8.0 million of outstanding receivables with the government as of September 30, 1998.

     Kroll-O'Gara will continue to absorb the effect of the change in procurement designation throughout the life of the HMMWV contract. Although there will be no effect on Cash Flows from Operating Activities on a cumulative basis, the change in payment terms will impact accounts receivable and cost and estimated earnings in excess of billings on uncompleted contracts from period-to-period.

     Additionally, due to provisions of the purchase agreement, Kroll-O'Gara did not record any accounts receivable on the opening balance sheet in connection with the acquisition of Lindquist Avey. As of September 30, 1998, Lindquist Avey had approximately $2.7 million recorded in accounts receivable, helping to explain the significant amount of cash used by changes in accounts receivable.

     Cash flows from investing activities. Historically, Kroll-O'Gara has limited its capital expenditure requirements by leasing certain assets. Capital expenditures totaled $3.5 million for the nine months ended September 30, 1998, and $3.1 million for the same period in 1997. Additions to databases totaled $3.1 million and $3.0 million for the nine months ended September 30, 1998 and 1997, respectively.

     In addition to capital expenditures, 1997 investing activities included the acquisitions of Labbe and ITI, which required a total cash outlay of $7.6 million, net of cash acquired. In 1998, the acquisitions of Lindquist Avey and InPhoto and the assets of Protec required cash of approximately $8.3 million, net of cash acquired. Management anticipates that, as Kroll-O'Gara continues to pursue strategic acquisitions, additional cash outlays will be required.

     Cash flows from financing activities. Net cash provided by financing activities was $52.4 million and $24.1 million for nine months ended September 30, 1998 and 1997, respectively. Cash from financing activities in 1998 includes the net proceeds from the May 1998 offering (approximately $60.4 million). The amount in 1997 reflects borrowing under the Senior Notes that was used to finance certain acquisitions and working capital requirements.

     Foreign operations. Kroll-O'Gara attempts to mitigate the risks of doing business in foreign countries by separately incorporating its operations in such countries, maintaining reserves for credit losses, maintaining insurance on equipment to protect against losses related to political risks and terrorism, and using financial instruments to hedge Kroll-O'Gara's risk from translation gains and losses.

     Kroll-O'Gara utilizes derivative financial instruments, in the form of forward contracts, to hedge its exposure to foreign currency rate fluctuations. At September 30, 1998 five such contracts were outstanding in connection with intercompany demand notes with Labbe and Lindquist Avey. These contracts are intended to hedge Kroll-O'Gara's exposure to deterioration in the amount outstanding due to changes in currency translation rates. The notional amount (together with amortized premium) and the fair market value associated with these forward contracts were $17.9 million and $0.5 million, respectively. These contracts mature between January 1999 and September 2000. Gains or losses on existing forward instruments are offset against the translation effects reflected in shareholders' equity. The fair value of forward contracts is not recognized in the consolidated financial statements since they are accounted for as hedges. Kroll-O'Gara does not hold or issue derivative financial instruments for trading purposes.

     Year 2000 Issues. Kroll-O'Gara has initiated a program to prepare for the year 2000. During 1997, Kroll-O'Gara began the process of replacing the enterprise systems at its two largest subsidiaries, both for the purpose of making the systems Year 2000 compliant and to enhance the information systems capabilities of these subsidiaries. The new systems are scheduled to be operational by mid-1999.

     Additionally, Kroll-O'Gara is implementing a plan to prepare its remaining systems for Year 2000. Kroll-O'Gara has completed an inventory of all its computer software and embedded technology and has prepared a master database of all technology potentially impacted by the Year 2000 issue. In conjunction with outside consultants, Kroll-O'Gara now is in the process of evaluating the findings from its inventory and formulating plans of action. Kroll-O'Gara anticipates that it will have taken all the necessary steps to ensure no interruption in services as a result of the Year 2000 issue by the third quarter of 1999. Total Year 2000 compliance cost is estimated to be approximately $4.0 million, of which approximately $3.6 relates to the new enterprise systems and will be capitalized. The remaining approximately $0.4 million will be charged to expense over several reporting periods in accordance with established accounting pronouncements and is not expected to be material to Kroll-O'Gara's results of operations or cash flows.

     If systems are not in place or if all appropriate actions have not been taken, Kroll-O'Gara's ability to administer and report revenue will be greatly compromised. Both of Kroll-O'Gara's largest revenue groups are, for the most part, manual operations. The manufacture of bullet resistant vehicles and the investigation and intelligence services provided by Kroll-O'Gara are not largely dependent on embedded technology. Barring a catastrophic collapse from third party sources, such as a lack of electrical power, Kroll-O'Gara should be able to maintain production in its main revenue producing groups, although at a reduced level.

     Many operations Kroll-O'Gara maintains, especially in the Voice and Data Communications and the Investigations and Intelligence Groups, rely on third party compliance with the Year 2000 issue to ensure Kroll-O'Gara can continue to operate in these areas. Limited services in Kroll-O'Gara's Investigations and Intelligence Group, including certain intelligence gathering services, rely solely on third party sources, such as Lexis-Nexis, for their continued operation. The satellite and global positioning equipment marketed by the Voice and Data Communications Group is exclusively dependent on the compliance of the manufacturers of the equipment and the agencies that maintain the satellites for its revenue. Lack of compliance by third parties would significantly impact Kroll-O'Gara in these areas.

     Quarterly fluctuations. Kroll-O'Gara's operations may fluctuate on a quarterly basis as a result of the timing of contract costs and revenues of its Security Products and Services Group, particularly from its military and governmental contracts which are generally awarded in a periodic and/or sporadic basis. Kroll-O'Gara generally does not have long-term contracts with its clients in its Investigations and Intelligence Group and its ability to generate net sales is dependant upon obtaining many new projects each year, most of which are of a relatively short duration. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year.

     Forward-Looking Statements. Forward-looking statements, within the meaning of Section 21E of the Securities and Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. Kroll-O'Gara's results may differ materially from those in the forward-looking statements. Forward-looking statements are based on management's current views and assumptions, and involve risks and uncertainties that could significantly affect expected results. For example, operating results may be affected by external factors such as actions of competitors, changes in laws and regulations, customer demand, effectiveness of programs, strategic relations, fluctuations in the cost and availability of resources, and foreign economic conditions, including currency rate fluctuations.

RESULTS OF OPERATIONS -- SUPPLEMENTAL

     The following discussion of results of operations and financial condition is based upon and should be read in conjunction with Kroll-O'Gara's Supplemental Consolidated Financial Statements and Notes. As a result of acquisitions made by Kroll-O'Gara in 1996, 1997 and 1998, which were accounted for as purchases, financial results from period-to-period may lack comparability.

     The following table sets forth, for the periods indicated, the items noted as a percentage of net sales:

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                     YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                     -----------------------    --------------
                                                     1995     1996     1997     1997     1998
                                                     -----    -----    -----    -----    -----
Security Products and Services
  Military.........................................   15.7%    33.1%    21.2%    20.1%    22.7%
  Commercial.......................................   21.0     14.9     30.0     29.3     29.1
Investigations and intelligence....................   61.1     47.3     40.3     41.7     40.6
Information security...............................     --       --       --       --      0.0
Voice and data communications......................    2.2      4.7      8.5      8.9      7.6
                                                     -----    -----    -----    -----    -----
     Total net sales...............................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales......................................   70.3     71.1     67.8     66.7     65.8
                                                     -----    -----    -----    -----    -----
     Gross profit..................................   29.7     28.9     32.2     33.3     34.2
Operating expenses:
  Selling and marketing............................   10.6      6.3      7.3      6.9      6.6
  General and administrative.......................   22.9     16.6     15.8     15.8     15.3
  Merger related costs.............................     --       --      3.5       --       --
  Asset impairment.................................     --      0.1       --       --       --
                                                     -----    -----    -----    -----    -----
Operating income (loss)............................   (3.8)     5.9      5.6     10.6     12.3
Other income (expense):
  Interest expense.................................   (3.0)    (1.9)    (2.5)    (2.4)    (1.8)
  Interest income..................................    0.1      0.0      0.0      0.2      0.5
  Other, net.......................................   (0.1)     0.2     (0.2)    (0.2)    (0.1)
                                                     -----    -----    -----    -----    -----
Income (loss) from continuing operations before
  provision (benefit) for income taxes,
  extraordinary item and cumulative effect of
  accounting change................................   (6.8)     4.2      2.9      8.1     10.9
  Provision for income taxes.......................    0.9      0.2      1.6      3.3      4.4
                                                     -----    -----    -----    -----    -----
Income (loss) from continuing operations before
  extraordinary item and cumulative effect of
  accounting change................................   (5.9)     4.0      1.3      4.8      6.5
Loss from operations of discontinued clinical
  business.........................................     --     (0.3)      --       --       --
Loss on disposal of clinical business..............     --     (0.5)      --       --       --
                                                     -----    -----    -----    -----    -----
Income (loss) before extraordinary item and
  cumulative effect of accounting change...........   (5.9)     3.2      1.3      4.8      6.5
Cumulative effect of accounting change.............     --       --     (0.2)      --       --
Extraordinary item.................................     --       --     (0.1)    (0.1)      --
                                                     -----    -----    -----    -----    -----
Net income (loss)..................................   (5.9)%    3.2%     1.0%     4.7%     6.5%
                                                     =====    =====    =====    =====    =====

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     NET SALES. Net sales for the nine months ended September 30, 1998 increased $46.7 million, or 32%, to $194.6 million from $147.9 million for the nine months ended September 30, 1997.

     Security Products and Services Group. For the nine months ended September 30, net sales for the Security Products and Services Group increased $27.8 million, or 38%, from $73.0 million in 1997 to $100.8 million in 1998. The increase included net sales of commercial armoring products and services, which increased $13.5 million, or 31%, from $43.2 million for the nine months ended September 30, 1997 to $56.6 million in 1998. The increase in commercial net sales was primarily due to continued growth in Kroll-O'Gara's international armoring divisions. During 1996, 1997, and 1998, Kroll-O'Gara initiated start-up armoring operations in Mexico, Brazil and the Philippines, and acquired Labbe and IMEA and the assets of Protec. Kroll-O'Gara will continue in its efforts to expand the operations of its existing foreign subsidiaries along with evaluating new acquisition opportunities and additional new markets.

     Increases in net sales for security services contributed to the increase in net sales for commercial products and services contained within the Security Products and Services Group. Net sales increased $1.0 million, or 18%, for the nine months ended September 30, 1998 in comparison with 1997.

     Also included in net sales for the Security Products and Services Group are sales of military products and services, which increased $14.4 million, or 48%, from $29.8 million in 1997 to $44.2 million in 1998. In April 1998, Kroll-O'Gara began work on a new contract with the U.S. Military to supply 738 armored HMMWVs to the U.S. Army and the U.S. Air Force (the "738 CONTRACT"). Production on Kroll-O'Gara's previous contract with the U.S. Military for 360 Up-Armored HMMWV's (the "360 CONTRACT") continued through July 1998. The combination of production on the two contracts was a factor in the increase in net sales. In future periods, HMMWV production will be solely based on the 738 Contract.

     Based on certain internal requirements, the U.S. Air Force has dictated an aggressive delivery schedule for the 738 Contract. This delivery schedule will require Kroll-O'Gara to maintain an increased level of production for the Up-Armored HMMWV in comparison with production levels in previous periods. This increase in production will result in an increase in net sales of military products over levels experienced in 1997 and the first quarter of 1998. Management expects to maintain the increased level of production throughout the balance of 1998, with decreases in production and net sales as the 738 Contract nears completion in 1999.

     Investigations and Intelligence Group. For the nine months ended September 30, net sales for the Investigations and Intelligence Group increased $17.2 million, or 28%, from $61.7 million in 1997 to $78.9 million in 1998. The increases in 1998 were primarily due to the inclusion of net sales from the acquisitions of Lindquist Avey, InPhoto, and Corplex. Excluding net sales reported by these acquired entities, net sales for the Investigations and Intelligence Group would have been $69.9 million for the nine months ended September 30, 1998, in comparison with $61.7 million for the nine months ended September 30, 1997, an increase of 13%.

     Voice and Data Communications Group. For the nine months ended September 30, net sales for the Voice and Data Communications Group increased $1.6 million, or 12%, from $13.2 million in 1997 to $14.8 million in 1998. Late in the second quarter of 1998, and throughout a majority of the third quarter, Kroll-O'Gara was approached by a third party interested in purchasing the Voice and Data Communications Group. The Group's management during this time period was focused on negotiations, due diligence requests, and related demands on their time. The diversion resulted in a decrease in net sales in the third quarter of 1998. Due to several factors, the potential buyer decided not to complete the transaction, and all discussions have been abandoned. Kroll-O'Gara does not expect to incur any material charges associated with these discussions. Management expects that the fourth quarter results from the Voice and Data Communications Group will return to the levels experienced in the first half of 1998.

     COST OF SALES. For the nine months ended September 30, cost of sales increased $29.3 million, or 30%, from $98.7 million in 1997 to $128.0 million in 1998. The increase in cost of sales was due to the increased level of business activity experienced in 1998. Gross profit as a percentage of net sales for the nine months ended September 30 was 34.2% and 33.3% for 1998 and 1997, respectively. This increase is primarily due to an increase in gross profit as a percent of net sales experienced in the Investigations and Intelligence Group. This increase, approximately 4%, was due to a more efficient use of subcontract services and certain high margin engagements booked during the year which are historically infrequent in nature.

     Because these engagements are historically infrequent, management does not expect to maintain the level of gross profit as a percent of net sales reflected in the results of the Investigations and Intelligence Group for the nine months ended September 30, 1998. As always, the gross profit percent will vary on the mix of sales from the three groups. Kroll-O'Gara historically has experienced its highest levels of gross profit as a percent of net sales in the Investigations and Intelligence Group and its lowest in the Voice and Data Security Group. As revenue from the Investigations and Intelligence Group increases as a percent of total net sales, the gross profit percent should increase as well.

     OPERATING EXPENSES. For the nine months ended September 30, 1998, operating expenses increased $9.0 million, or 27%, to $42.6 million from $33.6 million for the same period in 1997. The increase was primarily attributable to an increase in the level of personnel and professional services required to administer the growth experienced by Kroll-O'Gara in 1998.

     As a percent of net sales, operating expenses for the nine months ended September 30 decreased from 23% in 1997 to 22% in 1998. As a result of investments made by Kroll-O'Gara in facilities and personnel in previous periods, Kroll-O'Gara did not require an additional commitment of fixed cost to achieve growth in net sales in 1998. As sales increase further, Kroll-O'Gara will be required to commit additional amounts of fixed cost to secure increased incremental net sales.

     INTEREST EXPENSE. Interest expense for the nine months ended September 30, 1998 decreased $0.1 million, or 3%, to $3.5 million, compared to $3.6 million for the same period in 1997. With the completion of the May 1998 offering, a significant portion of Kroll-O'Gara's indebtedness was paid off (approximately $14.8 million). As a result, Kroll-O'Gara experienced lower interest expense in the third quarter of 1998 and expects interest expense to be lower in comparison with 1997 for the remainder of 1998.

     Additionally, the agreement governing Kroll-O'Gara's Senior Notes (see "Liquidity and Capital Resources") contained a provision for a reduction of the interest rate if certain criteria were met. Kroll-O'Gara complied with the specified criteria and the step down of rates commenced in the second quarter of 1998. The reduction, which changed the interest rate from 9.56% to 8.56%, contributed to the decrease in interest expense in 1998.

     INTEREST INCOME. Interest income for the nine months ended September 30, 1998 increased $0.6 million, or 213%, to $0.9 million, compared to $0.3 million in the same period in 1997. Net proceeds of the May 1998 offering that were not used to pay down debt were invested in short-term instruments with maturities of three months or less. The return on these investments was responsible for the increase in interest income in 1998. Management anticipates that it will continue to have funds available for investment in the foreseeable future. As a result, Kroll-O'Gara anticipates it will continue to experience higher levels of interest income in 1998 in comparison with 1997.

     Provision for income taxes. The provision for income taxes was $8.7 million for the nine months ended September 30, 1998 in comparison with $4.8 million for the same period in 1997. The effective tax rate for the first three quarters of 1998 and 1997 was 40%.

1997 COMPARED TO 1996

     NET SALES. Net sales increased $41.2 million, or 25%, from $164.9 million in 1996 to $206.1 million in 1997. The primary reasons for this change were the acquisitions made in Kroll-O'Gara's Security Products and Services Group and Voice and Data Communications Group in 1997.

     Security Products and Services Group. Net sales for the Security Products and Services Group increased $26.4 million, or 33%, from $79.2 million in 1996 to $105.6 in 1997.

     The Group's net sales for 1997 from commercial products and services were $61.8 million, an increase of $37.3 million, or 152%, over 1996. This increase was due to several factors, including primarily the incorporation of net sales from Labbe and ITI in the Group's results. Excluding acquisitions, net sales from commercial products and services increased $12.7 million or 52%. Kroll-O'Gara experienced significant growth in its Brazilian and Mexican armoring subsidiaries, a trend management believes will continue for the foreseeable future. With the purchase of IMEA and the initiation of a start-up armoring operation in the Philippines, the Security Products and Services Group continued its expansion in existing and new markets. Kroll-O'Gara will continue to seek out new acquisition opportunities and additional new markets for its security products and services.

     In 1996, the U.S. Military requested accelerated production of Up-Armored HMMWV's. This resulted in net sales of $54.6 million in 1996. Military net sales returned to a non-accelerated level in 1997, resulting in net sales from military products decreasing by $10.9 million, or 20%, to $43.7 million in 1997. Management expects net sales from military products to remain at a level comparable to 1997 for the forseeable future.

     Investigations and Intelligence Group. Net sales for the Investigations and Intelligence Group increased $5.1 million, or 7%, from $78.0 million in 1996 to $83.1 million in 1997. This increase was primarily due to an increase in specimens analyzed by Laboratory Specialists, Kroll-O'Gara's drug testing division. This increase in specimens analyzed was due to certain asset purchases made by Kroll-O'Gara in early 1997, along with additional accounts obtained through normal sales and marketing efforts.

     Most of the revenue reported by the Investigations and Intelligence Group is generated by KHI. Throughout 1997, KHI was actively involved in various strategic discussions that contemplated the sale of the company. Pending the outcome of such discussions, KHI delayed implementation of its internal growth plans. In addition, uncertainties surrounding the outcome of the discussions resulted in the departure of certain KHI managers prior to the merger with The O'Gara Company. Finally, in connection with the KHI merger and in an effort to improve its cost structure, Kroll-O'Gara reduced personnel in certain markets. As result, revenue growth at KHI was flat in comparison with 1996.

     During the fourth quarter of 1997, the Investigations and Intelligence Group reactivated its growth plan to open offices in Boston, Mexico City, and Dallas and to pursue related acquisitions. Kroll-O'Gara expects these initiatives will have a favorable impact on growth of net sales in future periods.

     Voice and Data Communications Group. During 1997, Kroll-O'Gara replaced its primary wholesale distributor, acquired Next Destination, a subdistributor, and reconfigured its distribution product mix to focus on the sale of satellite communications equipment in addition to satellite navigation equipment. As a result, Kroll-O'Gara experienced a higher than normal growth rate in 1997. Net sales for the Voice and Data Communications Group were $17.4 million in 1997, an increase of $9.7 million, or 124%, from $7.8 million in 1996. Kroll-O'Gara expects growth in this segment to return to a more normal rate in 1998.

     COST OF SALES AND GROSS PROFIT. Cost of sales for 1997 increased $22.5 million, or 19%, to $139.8 million from $117.3 million in 1996. The increase in cost of sales was due to increases in Kroll-O'Gara's level of business activity as result of the acquisitions made in 1997.

     Security Products and Services Group. Gross profit as a percentage of net sales for the Security Products and Services Group improved from 25.8% in 1996 to 28.4% in 1997. As revenues and costs are recognized using the percentage-of-completion method of accounting, actual cost and gross profit may be revised from previously estimated amounts. Historically Kroll-O'Gara has experienced a higher gross profit percent related to net sales of commercial armoring products in comparison with those of military armoring products. In the future, Kroll-O'Gara expects to increase its percentage of sales from commercial armoring products. However, because Kroll-O'Gara's gross profit percentage was affected favorably by adjustments resulting from performance on certain contracts in 1997, Kroll-O'Gara does not expect to maintain the 1997 gross profit percentage level in 1998.

     Investigations and Intelligence Group. Gross profit as a percent of net sales for the Investigations and Intelligence Group increased from 32.1% in 1996 to 40.0% in 1997. Gross profit percent in 1996 was unfavorably affected by a write-off of $5.0 million in uncollectible accounts receivable relating to services provided in earlier periods. Without the write-off, the gross profit percentages would have been comparable between periods.

     Voice and Data Communications Group. Prior to the acquisition of Next Destination, Kroll-O'Gara's Voice and Data Communications Group realized a higher gross profit percentage due to its mix of integrated products versus distributed products. As a distributor, Next Destination's gross profit percentages were relatively lower. As result, the inclusion of revenue from Next Destination caused a decrease in gross profit as a percent of net sales for the Voice and Data Communications Group from 27.6% in 1996 to 17.9% in 1997. Management expects the level of gross profit percentage experienced in 1997 to be maintained in future periods.

     OPERATING EXPENSES. Excluding expenses of $7.2 million related to the KHI merger, operating expenses increased $9.8 million, or 26%, from $37.8 million in 1996 to $47.6 million in 1997. The $7.2 million in expenses related to the KHI merger consisted of approximately $4.6 million in professional fees and expenses and approximately $2.6 million relating to the integration of the operations of the two companies. Included in the integration expenses were bonuses paid to certain key employees as incentives to remain with Kroll-O'Gara and severance payments made to employees who left Kroll-O'Gara in connection with the merger. Also included is a charge made as a result of the acceleration of the vesting of certain shares of restricted KHI stock immediately prior to that merger. All of the costs related to the KHI merger were recognized in 1997 and will have no effect on the earnings of Kroll-O'Gara in future periods.

     The primary reason for the increase in operating expenses, exclusive of expenses related to the KHI merger, was the inclusion of operations from the acquisitions made in 1997. In addition, the increase in operating expenses reflects Kroll-O'Gara's efforts to expand into new markets, both in the Security Products and Service Group and the Investigations and Intelligence Group. Excluding expenses related to the KHI merger, operating expenses as a percent of net sales stayed essentially constant between the periods at 23.1% in 1997 and 22.9% in 1996.

     Prior to the KHI merger, KHI was involved in merger discussions with Choicepoint, Inc., a subsidiary of Equifax, Inc. Choicepoint and KHI did not reach a final agreement and, as a result, did not consummate the transaction. Certain professional fees, which totaled approximately $0.5 million, associated with the Choicepoint transaction are included in Kroll-O'Gara's operating expenses in 1997.

     INTEREST EXPENSE. Interest expense for 1997 increased $1.8 million, or 56%, to $5.1 million, compared to $3.3 million in 1996. The increase in 1997 was the result of increased borrowing to finance Kroll-O'Gara's 1997 acquisitions. Kroll-O'Gara retired a portion of its debt with proceeds from the May 1998 offering. As a result, interest expense is expected to be lower in 1998 than in 1997.

     OTHER, NET. Other income (expense), net decreased from $0.3 million of income in 1996 to $0.4 million in expense in 1997. The change was primarily due to an increase in foreign currency translation losses recognized in 1997.

     PROVISION FOR INCOME TAXES. The provision for income taxes was increased from $0.4 million in 1996 to $3.3 million in 1997. Kroll-O'Gara's O'Gara-Hess & Eisenhardt Armoring Company ("OHE") subsidiary did not book a tax provision for the first ten months of 1996 due to OHE's S Corporation status, which was terminated on October 28, 1996 in conjunction with a reorganization in advance of Kroll-O'Gara's initial public offering.

     Kroll-O'Gara incurred taxes at the effective rate of 56% in 1997 due to the non-deductibility of certain expenses related to the KHI merger in the period and the impact of foreign losses for which no benefit can be provided. Management believes that the rate is substantially higher than Kroll-O'Gara will experience in 1998 and for future periods.

     DISCONTINUED OPERATIONS. In connection with the acquisition of National Psychopharmacology Laboratory, Inc., Kroll-O'Gara's Laboratory Specialists subsidiary attempted to sell the clinical testing and analysis lines of business of National Psychopharmacology without success. In the fourth quarter of 1996, Laboratory Specialists discontinued these operations resulting in a loss from the discontinued operation of $0.5 million and a loss on the disposal of $0.8 million, after giving effect to tax benefit of $0.3 million and $0.5 million, respectively.

     CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE. Kroll-O'Gara had previously capitalized costs related to the reengineering of certain information systems. The capitalized amount, approximately $0.6 million before tax, was expensed in 1997 in accordance with Emerging Issues Task Force No. 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reegineering and

Information Technology Transformation." The amount expensed is shown net of applicable tax benefit of $0.2 million.

1996 COMPARED TO 1995

     NET SALES. Net sales increased $69.9 million, or 74%, from $95.0 million in 1995 to $164.9 million in 1996. The primary reasons for this change were the acceleration of the HMMWV contract and increases in the level of business activity in the Intelligence and Investigation Group and Voice and Data Communications Group discussed below.

     Security Products and Services Group. Net sales for the Security Products and Services Group increased $44.3 million, or 127%, from $34.9 million in 1995 to $79.2 million in 1996. 1996 net sales reflect the U.S. Government's request to accelerate the production of Up-Armored HMMWVs and HMMWV armor kits. In addition, the level of military revenue in 1995 was significantly impacted by an unanticipated six-month delay in the delivery of HMMWV chassis from a supplier, leading to production of substantially fewer Up-Armored HMMWVs.

     Commercial revenue for 1996 was $24.6 million, an increase of $4.6 million, or 23%, over 1995. This increase was primarily due to the inclusion of revenue from start-up operations in Russia, Mexico and Brazil.

     Investigations and Intelligence Group. Net sales for the Investigations and Intelligence Group increased $19.9 million, or 34%, from $58.1 million in 1995 to $78.0 million in 1996. The increase in 1996 was attributable primarily to an increase in net sales from corporate investigation and business intelligence services, which increased $12.3 million and $4.0 million, respectively. These increases were the result of expansion into new geographic areas and an enhanced marketing program, including a Vendor Integrity Program, which accounted for approximately $1.0 million of the increase in net sales.

     Voice and Data Communications Group. Net sales for the Voice and Data Communications Group increased $5.7 million, or 280%, from $2.0 million in 1995 to $7.8 million in 1996. The increase in net sales was attributable primarily to the addition of the Compact-M portable satellite terminal, initially marketed by Kroll-O'Gara in 1996.

     COST OF SALES AND GROSS PROFIT. Cost of sales for 1996 increased $50.5 million, or 76%, to $117.3 million from $66.8 million in 1995. The increase in cost of sales was due to increases in Kroll-O'Gara's level of business activity.

     Security Products and Services Group. Gross profit as a percentage of net sales for the Security Products and Services Group increased from 23.3% in 1995 to 25.8% in 1996. This increase was due to revenue recognized on new military contracts, both U.S. and foreign, with a higher gross profit percentage than previously experienced. Also contributing to the increase in gross profit as a percent of sales was the effect of the start-up operations in Brazil, Mexico and Russia, which experienced higher gross margins for their products than Kroll-O'Gara had experienced previously. These higher margins were the result of lower direct costs and less developed competition in the markets where these start-up operations exist.

     Investigations and Intelligence Group. As a percent of net sales, gross profit decreased from 33.9% in 1995 to 32.1% in 1996. Cost of sales in 1996 included a write-off of $5.0 million in uncollectible accounts receivable relating to services provided in earlier periods. Without the effect of the write-off, gross margin as a percent of net sales would have increased 4.6% over 1995 to 38.5%.

     Voice and Data Communications Group. Gross profit as a percent of net sales increased from 20.0% in 1995 to 27.6% in 1996. This increase was primarily due to new products marketed by Kroll-O'Gara in 1996, that were sold at a higher gross margin than Kroll-O'Gara had experienced with other products.

     OPERATING EXPENSES. Operating expenses in 1996 increased $6.0 million, or 19%, from $31.8 million in 1995 to $37.8 million in 1996. As a percent of net sales, operating expenses decreased from 33% in 1995 to 23% in 1996, as a result of increases in net sales which did not require a commitment of additional marketing and administrative resources.

     Selling and marketing expenses increased approximately $0.4 million, or 4%, from $10.0 million in 1995 to $10.4 million in 1996. Certain costs, primarily personnel and advertising, increased $1.2 million due to Kroll-O'Gara's growth into its new Brazilian, Mexican and Russian markets. This increase was offset by a $0.8 million reduction primarily attributable to the use of lower cost information services for pre-marketing purposes in the Investigations and Intelligence Group.

     General and administrative expenses increased $5.5 million, or 25%, from $21.8 million in 1995 to $27.3 million in 1996. This increase was attributable primarily to the addition of professional employees and associated infrastructure to support Kroll-O'Gara's increased level of business activity. These increases included the addition of personnel and facilities to support expansion into new product lines, such as risk and crisis management services, and new geographic regions, such as Asia and Latin America.

     INTEREST EXPENSE. Interest expense increased $0.4 million, or 13%, from $2.9 million in 1995 to $3.3 million in 1996. The increase was primarily due to increased borrowings necessary to finance increased production levels and new operations in Kroll-O'Gara's Security Products and Services Group. This increase was partially offset by a reduction in interest expense paid on long-term debt outstanding to certain shareholders. The amount outstanding with those shareholders was reduced due by principal payments made in 1996.

     OTHER, NET. Other income (expense), net increased $0.4 million, or 417%, from $(0.1) million in 1995 to $0.3 million in 1996. This increase was primarily due to a gain on the sale of marketable securities and a realized foreign currency translation gain.

     PROVISION (BENEFIT) FOR INCOME TAXES. The provision (benefit) increased from a benefit of $0.8 million in 1995 to a provision of $0.4 million in 1996. The lower benefit for income taxes in 1996 in comparison with 1995 was related to KHI's losses before taxes, which were lower in 1996. OHE booked no provision for income taxes prior to the termination of its S Corporation status which terminated in October 1996.

LIQUIDITY AND CAPITAL RESOURCES -- SUPPLEMENTAL

     General. Kroll-O'Gara historically has met its operating cash needs by utilizing borrowings under its credit arrangements to supplement cash provided by operations, excluding non-cash charges such as depreciation and amortization.

     Public Offering. A portion of the net proceeds of the May 1998 offering (approximately $60.4 million) was used to pay off certain indebtedness of Kroll-O'Gara ($14.8 million). The remaining amounts were invested in short-term instruments and are being used as necessary for acquisitions, working capital and other general corporate purposes.

     Senior Notes. On May 30, 1997, Kroll-O'Gara issued and sold $35.0 million worth of Senior Notes, maturing on May 30, 2004, to certain institutional investors. The Senior Notes bear interest at 8.56% and impose covenant restrictions on Kroll-O'Gara's operations. These restrictions include limitations on dividends and priority debt, and constraints on specific investments, as well as requirements relating to Kroll-O'Gara's net worth, fixed charge coverage ratio and level of outstanding debt.

     Credit Facility. Kroll-O'Gara has a revolving credit facility with KeyBank National Association, which was entered into in May 1997 and amended in October 1998. This agreement provides for a revolving line of credit of $7.0 million and a letter of credit facility of approximately $7.7 million. The revolving credit facility bears interest which fluctuates between the prime rate less 1.75% and prime less 2.25%, or, at Kroll-O'Gara's option, between the LIBOR rate plus 0.75% and LIBOR plus 1.50%. The Credit Agreement imposes requirements on Kroll-O'Gara's reported fixed charge coverage ratio, net worth and debt capitalization, along with certain restrictions on investments, acquisitions, intangibles and capital expenditures.

     As of March 1, 1999, there were no borrowings under the revolving line of credit. The remaining proceeds from the May 1998 offering along with the unused capacity on the revolving line of credit will be sufficient to fund the working capital needs of Kroll-O'Gara for the foreseeable future.

     Kroll-O'Gara will continue to pursue its strategy of acquiring security related companies in an effort to consolidate its position in the risk mitigation industry. To that end, Kroll-O'Gara will continue to review additional sources of working capital as they become necessary.

     Cash flows from operating activities. Net cash used in operating activities was $10.6 million and $3.0 million for the nine months ended September 30, 1998 and 1997, respectively. Since the inception of Kroll-O'Gara's contract with the U.S. Government to armor the HMMWV through the second quarter of 1998, Kroll-O'Gara was designated a Small Business according to U.S. Government procurement regulations. Thereafter, Kroll-O'Gara's designation was changed to Large Business for government procurement purposes.

     The change in designation affects progress payments made by the government to Kroll-O'Gara over the course of a contract, and Kroll-O'Gara's cash flow, in two ways. First, the progress payments will be determined using a smaller percentage of total cost committed than they have in the past. Second, Kroll-O'Gara will only be reimbursed for vendor invoices paid instead of expenses incurred. Although these changes will not affect the total amount ultimately collected, they will defer certain amounts previously included as part of a progress payment until the vehicles are delivered.

     The majority of these adjustments to the way Kroll-O'Gara is reimbursed for its military business were applied to the HMMWV contracts on a cumulative basis in the second quarter of 1998. This resulted in a significant increase in the balance of Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts and its related effect on cash flows from operating activities. Kroll-O'Gara initiated discussions with the government in the third quarter of 1998 in an attempt to alleviate the significant negative cash flow position Kroll-O'Gara had been put in due to the change in designation. The result of these discussions was an agreement that the new payment guidelines would be applied to Kroll-O'Gara on a prospective basis (effective in the second quarter of 1998) only. As a result, Kroll-O'Gara received a payment for approximately $11.0 million in the third quarter and had approximately $8.0 million of outstanding receivables with the government as of September 30, 1998.

     Kroll-O'Gara will continue to absorb the effect of the change in procurement designation throughout the life of the HMMWV contract. Although there will be no effect on Cash Flows from Operating Activities on a cumulative basis, the change in payment terms will impact accounts receivable and cost and estimated earnings in excess of billings on uncompleted contracts from period-to-period.

     Additionally, due to provisions of the purchase agreement, Kroll-O'Gara did not record any accounts receivable on the opening balance sheet in connection with the acquisition of Lindquist Avey. As of September 30, 1998, Lindquist Avey had approximately $2.7 million recorded in accounts receivable, helping to explain the significant amount of cash used by changes in accounts receivable.

     Cash flows from investing activities. Historically, Kroll-O'Gara has limited its capital expenditure requirements by leasing certain assets. Capital expenditures totaled $4.2 million for the nine months ended September 30, 1998, and $6.5 million for the same period in 1997. Additions to databases totaled $3.1 million and $3.0 million for the nine months ended September 30, 1998 and 1997, respectively.

     In addition to capital expenditures, 1997 investing activities included the acquisitions of Labbe and ITI, which required a total cash outlay of $7.6 million, net of cash acquired. In 1998, the acquisitions of Lindquist Avey, InPhoto, the assets of Protec, Pathology Laboratories, Harrison Laboratories, Accu-Path and TOXWORX Laboratories required cash of approximately $11.4 million, net of cash acquired. Management anticipates that, as Kroll-O'Gara continues to pursue strategic acquisitions, additional cash outlays will be required.

     Cash flows from financing activities. Net cash provided by financing activities was $59.6 million and $25.5 million for the nine months ended September 30, 1998 and 1997, respectively. Cash from financing activities in 1998 includes the net proceeds from the May 1998 offering (approximately $60.4 million) completed in the second quarter. In addition, Laboratory Specialists completed a private offering of its stock in June 1998 with proceeds of approximately $2.3 million. A portion of the proceeds from these transactions was used to pay off certain indebtedness of Kroll-O'Gara (approximately $14.8 million). The amounts not used to pay off debt were invested in short-term instruments and are being used as necessary for acquisitions, working capital and other general corporate purposes.

     Cash flows from financing activities also include convertible preferred stock issued by Securify in 1998 (which was converted into Kroll-O'Gara common stock in Kroll-O'Gara's acquisition of Securify). The net proceeds to Securify associated with the sale of these shares were approximately $5.5 million.

     The amount in 1997 reflects borrowing under the Senior Notes that was used to finance certain acquisitions and working capital requirements.

     Foreign operations. Kroll-O'Gara attempts to mitigate the risks of doing business in foreign countries by separately incorporating its operations in such countries, maintaining reserves for credit losses, maintaining insurance on equipment to protect against losses related to political risks and terrorism, and using financial instruments to hedge Kroll-O'Gara's risk from translation gains and losses.

     Kroll-O'Gara utilizes derivative financial instruments, in the form of forward contracts, to hedge its exposure to foreign currency rate fluctuations. At September 30, 1998 five such contracts were outstanding in connection with intercompany demand notes with Labbe and Lindquist Avey. These contracts are intended to hedge Kroll-O'Gara's exposure to deterioration in the amount outstanding due to changes in currency translation rates. The notional amount (together with amortized premium) and the fair market value associated with these forward contracts were $17.9 million and $0.5 million, respectively. These contracts mature between January 1999 and September 2000. Gains or losses on existing forward instruments are offset against the translation effects reflected in shareholders' equity. The fair value of forward contracts is not recognized in the consolidated financial statements since they are accounted for as hedges. Kroll-O'Gara does not hold or issue derivative financial instruments for trading purposes.

     Year 2000 Issues. Kroll-O'Gara has initiated a program to prepare for the year 2000. During 1997, Kroll-O'Gara began the process of replacing the enterprise systems at its two largest subsidiaries, both for the purpose of making the systems Year 2000 compliant and to enhance the information systems capabilities of these subsidiaries. The new systems are scheduled to be operational by mid-1999.

     Additionally, Kroll-O'Gara is implementing a plan to prepare its remaining systems for Year 2000. Kroll-O'Gara has completed an inventory of all its computer software and embedded technology and has prepared a master database of all technology potentially impacted by the Year 2000 issue. In conjunction with outside consultants, Kroll-O'Gara now is in the process of evaluating the findings from its inventory and formulating plans of action. Kroll-O'Gara anticipates that it will have taken all the necessary steps to ensure no interruption in services as result of the Year 2000 issue by the third quarter of 1999. Total Year 2000 compliance cost is estimated to be approximately $4.0 million, of which approximately $3.6 million relates to the new enterprise systems and will be capitalized. The remaining approximately $0.4 million will be charged to expense over several reporting periods in accordance with established accounting pronouncements and is not expected to be material to Kroll-O'Gara's results of operations or cash flows.

     If systems are not in place or if all appropriate actions have not been taken, Kroll-O'Gara's ability to administer and report revenue will be greatly compromised. Both of Kroll-O'Gara's largest revenue Groups are, for the most part, manual operations. The manufacture of bullet resistant vehicles and the investigation and intelligence services provided by Kroll-O'Gara are not largely dependent on embedded technology. Barring a catastrophic collapse from third party sources, such as a lack of electrical power, Kroll-O'Gara should be able to maintain production in its main revenue producing groups, although at a reduced level.

     Many operations Kroll-O'Gara maintains, especially in the Voice and Data Communications and Investigations and Intelligence Groups, rely on third party compliance with the Year 2000 issue to ensure Kroll-O'Gara can continue to operate in these areas. Limited services in Kroll-O'Gara's Investigations and Intelligence Group, including certain intelligence gathering services, rely solely on third party sources, such as Lexis-Nexis, for their continued operation. The satellite and global positioning equipment marketed by the Voice and Data Communications Group is exclusively dependent on the compliance of the manufacturers of the equipment and the agencies that maintain the satellites for its revenue. Lack of compliance by third parties would significantly impact Kroll-O'Gara in these areas.

     Quarterly fluctuations. Kroll-O'Gara's operations may fluctuate on a quarterly basis as a result of the timing of contract costs and revenues of its Security Products and Services Group, particularly from its military
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and governmental contracts which are generally awarded in a periodic and/or sporadic basis. Kroll-O'Gara generally does not have long-term contracts with its clients in its Investigations and Intelligence and Information Security Groups and its ability to generate net sales is dependant upon obtaining many new projects each year, most of which are of a relatively short duration. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year.

     Forward-Looking Statements. Forward-looking statements, within the meaning of Section 21E of the Securities and Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Conditions and Results of Operations. Kroll-O'Gara's results may differ materially from those in the forward-looking statements. Forward-looking statements are based on management's current views and assumptions, and involve risks and uncertainties that could significantly affect expected results. For example, operating results may be affected by external factors such as actions of competitors, changes in laws and regulations, customer demand, effectiveness of programs, strategic relations, fluctuations in the cost and availability of resources, and foreign economic conditions, including currency rate fluctuations.

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